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                                                                EXHIBIT 3.1


                           COMMONWEALTH OF VIRGINIA
                         STATE CORPORATION COMMISSION

                       BEAR ISLAND PAPER COMPANY, L.L.C
                           ARTICLES OF ORGANIZATION
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          THESE ARTICLES OF ORGANIZATION are filed for and on behalf of BEAR ISLAND PAPER COMPANY, L.L.C. pursuant to Section 13.1-1011 of the Virginia Uniform Limited Liability Company Act,
     Virginia Code Sections 13.1-1000, et seq.

     1. The name of the limited liability company is: Bear Island Paper Company, L.L.C.

     2.   The address of the initial registered office in Virginia is:

                         NationsBank Center, 23rd Floor

                         1111 East Main Street

                         Richmond, Virginia  23219,

     located in the City of Richmond, Virginia.

     3. The registered agent's name is: Collins Denny, III, whose business address is identical with the registered office, and who is a resident of Virginia and a member of the Virginia State Bar.

     4. The post office address of the principal office where the records will be maintained pursuant to Virginia Code Section
     13.1-1028 is:

                    Post Office Box 2119
                    10026 Old Ridge Road
                    Ashland, Virginia  23005

          The office is located in the County of Hanover, Virginia.

     5. The period of duration of the limited liability company shall continue through December 31, 2028.


     ORGANIZER:                       BRANT-ALLEN INDUSTRIES, INC.,

     Date:  November 1, 1997          By:  /s/ Edward D. Sherrick
                                           _________________________________
                                           Name:  Edward D. Sherrick
                                           Title:  Vice President of Finance